Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made as of March 15, 2017, by and between HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC. a Maryland corporation (the “Company”), and CHARLES MELKO, an individual (the “Employee”).

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and Employee agree as follows:

1. Term. The Company hereby agrees to employ the Employee, and the Employee hereby agrees to work for the Company, on the terms and conditions hereinafter set forth. The term of this Agreement will commence as of the start date of March 15, 2017 and terminate on a date specified by the Company or the Employee in a notice given, at will, with or without cause, by either party to the other not less than 30 days prior to such date, unless such term is sooner terminated as herein provided. In the event that the Company terminates the Employee’s employment with the Company for reasons other than the commitment of a criminal act or a material violation of Company policy, the Company shall pay to the Employee, in a lump sum, severance compensation in an amount equal to not less than the base monthly salary described in paragraph 3 hereof for three (3) months following the thirty-day notice period as if the Employee continued to be employed during such period.

2. Duties. The Employee agrees to be employed by the Company in such capacities as the Company may from time to time direct, it being the intent of the parties that the Employee will serve in the capacity of Chief Accounting Officer. During the term of this Agreement, the Employee will devote his full time and exclusive attention during normal business hours to, and use his best efforts to advance, the business and welfare of the Company, its affiliates, subsidiaries and successors in interest. During the term of his employment with the Company, the Employee shall not engage in any other employment activities for any third party for any direct or indirect remuneration without the prior written consent of the Company.

3. Compensation. For all services provided by the Employee, the Company shall compensate Employee in such amounts and upon such terms as the parties may agree from time to time. The compensation amount set forth in Exhibit A attached hereto is made a part of this Agreement.

4. Other Benefits. During the term of employment with the Company, the Employee will be entitled to participate in fringe benefit programs that the Company generally makes available to its employees, including vacation, medical and dental insurance and life insurance; provided that nothing herein shall be construed as restricting the Company’s right to unilaterally modify or terminate any of such programs at any time with our without notice.

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5. Restricted Stock Grant. For all services provided by the Employee, the Company may, from time to time, grant certain restricted ownership interests in the Company or its successors.

6. Death or Disability. If the Employee dies or becomes totally disabled during the term of his employment, the Employee’s employment with the Company will automatically terminate and all obligations of the Company hereunder will terminate as of the end of the month in which such event occurs.

7. Company Policies. Employee acknowledges and agrees that he will carefully review each of the policies set forth in the Company Policy Handbook provided to the Employee and will acknowledge his review and acceptance of such policies and the obligations required of the Employee by signing the applicable signature blocks therein and returning the executed version to the Office of the General Counsel. Employee likewise acknowledges and agrees to abide by any revision or addition to the Company policies as may be issued by the Company from time to time throughout the term of employment.

8. Competition. (a) As an inducement to cause the Company to offer employment on the terms set forth herein, the Employee agrees that:

(i)	during the period from the date hereof through and including one (1) year after the date employment hereunder terminates, Employee will not solicit investment, finance or lending business from any of the Company’s clients or customers; and

(ii)	during the period from the date hereof through and including three (3) years after the date employment hereunder terminates, Employee will not, either on his own behalf or on behalf of any person, firm, company, or other entity, solicit any employee of the Company to leave his or his employment or to breach any employment agreement that he or she may have with the Company.

(b)	The provisions of this Paragraph 8 will survive any termination of this Agreement.

9. Notices. All notices and other communications required or permitted under this Agreement shall be in writing, served personally on, or mailed by registered or certified United States mail to, in the case of notices to the Employee, to the Employee’s residence set forth in the employment records of the Company and in the case of notices to the Company, to the Company’s principal executive office to the attention of the General Counsel.

10. Entire Agreement. This Agreement contains the entire understanding between the parties and supersedes any prior written or oral agreements between them. There are no representations, warranties, covenants, agreements or understandings oral or written, between the parties relating to the employment of the Employee which are not fully expressed herein. This Agreement shall not be modified or waived except by written instrument and signed by the parties.

11. Severability. The provisions of this Agreement shall be deemed severable, and if any part of any provision is held by any court of competent jurisdiction to be illegal, void, invalid or unenforceable in whole or in part as to any party, such provision may be changed, consistent with the intent of the parties hereto, to the extent reasonably necessary to make such provision, as so changed, legal, valid, binding and enforceable. If such provision cannot be changed consistent with the intent of the parties hereto to make it legal, valid, biding and enforceable, then such provision shall be stricken from this Agreement, and the remaining provisions of this Agreement shall not be affected or impaired but shall remain in full force and effect.

12. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties and their respective executors, administrators, personal representatives, heirs, legatees, devises, assigns and successors in interest.

13. Governing Law. This Agreement has been entered into in, and shall be construed and enforced in accordance with, the laws of the State of Maryland, without giving effect to the principles of conflicts of law thereof.

14. Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. This Agreement will become effective when the Company receives a counterpart hereof executed by the Employee and the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HANNON ARMSTRONG SUSTAINABLE
INFRASTRUCTURE CAPITAL, INC.

By:	/s/ Jeffrey W. Eckel
Jeffrey W. Eckel
President & CEO

CHARLES MELKO

/s/ Charles Melko

Address of Employee:

Social Security #:

EXHIBIT A

The following sets for the salary and benefits terms referenced in Section 3 of the Agreement:

Salary:	$225,000

Annual Bonus:	Target of 50% of Salary (starting in 2017), half to be paid in cash and half in restricted stock. The awarded stock will vest approximately 15 months after the year end in which it is earned

2017 LTIP Award:	Employee will be eligible to participate in the Company’s 2017 LTIP awards in such amount and under such terms as determined by the Board

Benefits	Benefits in accordance with the company plan as set forth in the benefit summary previously provided

Vacation	Four weeks paid vacation